Exhibit 4.1
EXECUTION VERSION

JOINDER AGREEMENT

To:	The Bank of Nova Scotia as Administrative Agent and as Security Trustee

From:	The financial institutions listed in Schedule 1 hereto (the “Additional Term B-1B Facility Lenders”)

Date:    November 18, 2016

Re:	Increase to Total Term B-1 Loan Commitments under the Credit Agreement (as defined below)

1.	As used in this joinder agreement (this “Joinder Agreement”), the following terms shall have the meanings set forth below:
“Additional Term B-1B Facility Availability Period” means, in relation to the Additional Term B-1B Facility, the period from and including the Additional Term B-1B Facility Effective Date through to (and including) the date that is thirty (30) Business Days following the Additional Term B-1B Facility Effective Date.
“Additional Term B-1B Facility” means the $300,000,000 term loan facility made available under this Joinder Agreement, as the same may be increased under paragraph 17 below.
“Additional Term B-1B Facility Effective Date” means the date on which the Administrative Agent provides the notice specified in paragraph 3 below.
“Additional Term B-1B Facility Fee Letter” means the fee letter dated as of November 14, 2016, among the Mandated Lead Arrangers (as defined therein) and the Underwriters (as defined therein) and acknowledged and agreed by the Original Borrower and the Original Co-Borrower.
“Additional Term B-1B Facility Funding Date” means the date on which the Additional Term B-1B Loan is advanced.
“Additional Term B-1B Loan” means the Loan made by the Additional Term B-1B Facility Lenders under the Additional Term B-1B Facility on the Additional Term B-1B Facility Funding Date.
“Additional Term B-1B Repricing Transaction” means (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Additional Term B-1B Loan with the proceeds of, or any conversion of the Additional Term B-1B Loan into, any new or replacement tranche of term loans the primary purpose or result of which is to reduce the All-In Yield applicable to the Additional Term B-1B Loan or (b) any amendment, amendment and restatement or other modification to this Joinder Agreement, the primary purpose or result of which is to reduce the All-In Yield applicable to the Additional Term B-1B Loan; provided that any refinancing or repricing of the Additional Term B-1B Loan shall not constitute an Additional Term B-1B Repricing Transaction if such refinancing is in connection with a transaction that would result in a Change of Control.

“Credit Agreement” means the credit agreement dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Initial Borrowers, the other Borrowers and Guarantors party thereto from time to time, The Bank of Nova Scotia as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers.
“Existing Interest Period” means the Interest Period in effect with respect to the Term B-1 Loan on the Additional Term B-1B Facility Funding Date.
All other terms not defined above, which are defined in the Credit Agreement, shall have the same meaning in this Joinder Agreement, unless specified otherwise.

2.
We refer to Section 2.14(q) (Additional Facilities) of the Credit Agreement. Subject to the terms and conditions set forth herein, this Joinder Agreement gives effect, pursuant to Section 2.14(q) (Additional Facilities) of the Credit Agreement, to an increase to the Facility under which the Term B-1 Loan has been made.

3.
The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Term B-1B Facility Lender once it has received all of the documents and evidence set out in Schedule 3 hereto (Conditions Precedent to Additional Term B-1B Facility Effective Date) in form and substance satisfactory to the Administrative Agent (acting reasonably).

4.
Each Additional Term B-1B Facility Lender agrees that immediately following, and conditional upon, the occurrence of the Additional Term B-1B Facility Effective Date in accordance with paragraph 3 above, the following transactions shall occur automatically and without the need for any further action on behalf of any Party:

(a)	it shall become a party to and be bound by the terms of the Credit Agreement as a Lender in accordance with Section 2.14(q) (Additional Facilities); and

(b)	it shall be subject to the terms of the Existing Intercreditor Agreement.

5.	The Additional Facility Commitment of each Additional Term B-1B Facility Lender is set forth in Schedule 1 to this Joinder Agreement (the “Additional Term B-1B Facility Commitment”).

6.
The Maturity Date in respect of the Additional Term B-1B Loan is: December 31, 2022 (the “Maturity Date”). The Additional Term B-1B Loan is non-amortising and shall be repaid in full on the Maturity Date.

7.	The Applicable Rate in relation to the Additional Term B-1B Facility is: (i) for Eurocurrency Rate Loans, 4.75% and (ii) for Base Rate Loans, 3.75%.

8.
In the event that, on or prior to the date that is twelve months after the Scheme Effective Date, a Borrower (a) prepays, refinances, substitutes or replaces the Additional Term B-1B Loan pursuant to an Additional Term B-1B Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iii) of the Credit Agreement that constitutes an Additional Term B1-B Repricing Transaction), or (b) effects any amendment resulting in an Additional Term B1-B Repricing Transaction, such Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Additional Term B-1B Facility Lenders, (i) in the case of clause (a), a prepayment premium of 1.00% of the aggregate principal amount of the Additional Term B-1B Loan so prepaid, refinanced, substituted or replaced and (ii) in the case of clause (b), a fee equal to 1.00% of the aggregate principal amount of the applicable Additional Term B-1B Loan outstanding immediately prior to such amendment. Such amounts shall be due and payable within five Business Days of the date of effectiveness of such Additional Term B1-B Repricing Transaction. The parties acknowledge and agree that the Scheme Effective Date occurred on May 16, 2016.

9.	The Borrower in relation to the Additional Term B-1B Loan is the Original Co-Borrower.

10.
The execution by the Loan Parties of this Joinder Agreement shall constitute confirmation by each Guarantor that (i) entry into this Joinder Agreement is permitted by the Guaranty and each Collateral Document; (ii) its obligations under the Guaranty and each Collateral Document shall extend to the total of the Additional Term B-1B Facility Commitment as specified in this Joinder Agreement and shall be owed to each Secured Party, including the Additional Term B-1B Facility Lenders, but otherwise shall remain in full force and effect and continue unaffected; and (iii) all liabilities and obligations owed by the Loan Parties under the Credit Agreement, this Joinder Agreement and the other Loan Documents are:

(a)	Secured Liabilities as defined in and for the purposes of each Collateral Document to which it is a party; and

(b)	Secured Debt as defined in and for the purposes of the Existing Intercreditor Agreement.

11.
Each Additional Term B-1B Facility Lender shall be entitled to share in the Collateral in accordance with the Intercreditor Agreement and the Collateral Documents pari passu with the Lenders under the other Facilities.

12.	Each Additional Term B-1B Lender hereby confirms to each Lender, the Administrative Agent and the Security Trustee that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Loan Party and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Lender, the Administrative Agent or the Security Trustee in connection with any Loan Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Loan Party and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

13.
The Facility Office and address for notices of each Additional Term B-1B Facility Lender for the purposes of Section 10.02 (Notices and Other Communications; Facsimile Copies) of the Credit Agreement is as set forth on Schedule 2 to this Agreement.

14.	The Additional Term B-1B Loan shall constitute an increase of the Term B-1 Loan in accordance with Section 2.14(q) of the Credit Agreement and shall be deemed to be a Term B-1 Loan and an

Initial Term Loan for all purposes under the Credit Agreement. The parties to this Joinder Agreement acknowledge and agree that, on and from the end of the Existing Interest Period, the existing Term B-1 Loan will be fully consolidated with the Term B-2 Loan and, accordingly, the Additional Term B-1B Loan, the Term B-1 Loan and the Term B-2 Loan will be treated as a single Class of the same Type and having the same Interest Period for all purposes under the Credit Agreement, including, without limitation, with respect to voluntary prepayments and mandatory prepayments.

15.
The proceeds of the Additional Term B-1B Loan shall be used for general corporate purposes of the Restricted Group, including but not limited to (i) repayment of existing Revolving Credit Loans under the Credit Agreement and (ii) payment of any fees, costs, expenses and other amounts in connection with the Additional Term B-1B Facility or other transactions related thereto.

16.	The commitments under the Additional Term B-1B Facility shall be immediately cancelled at the end of the Additional Term B-1B Facility Availability Period.

17.
The obligation of each Additional Term B-1B Facility Lender to fund its Additional Term B-1B Facility Commitment is subject to satisfaction, or waiver by the Administrative Agent (acting on the instructions of the Additional Term B-1B Facility Lenders), of the conditions set out in Schedule 4 (Conditions Precedent to funding of the Additional Term B-1B Loan). The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Term B-1B Facility Lender of the satisfaction or waiver thereof.

18.
The Additional Term B-1B Facility shall be drawn in a single drawing, provided that a Committed Loan Notice for such drawing is delivered to the Administrative Agent within the Additional Term B-1B Facility Availability Period.

19.
The Additional Term B-1B Loan shall be a Eurocurrency Rate Loan, and the first Interest Period to apply to the Additional Term B-1B Loan will be the period commencing on the Additional Term B-1B Facility Funding Date and ending on the last day of the Existing Interest Period. On the last day of the Existing Interest Period, the Additional Term B-1B Loan shall be consolidated with the Term B-1 Loan and the Additional Term B-1B Loan and the Term B-1 Loan shall then be treated as one Loan. In respect of the first Interest Period only, the Eurocurrency Rate shall mean the Eurocurrency Rate as determined in respect of the Existing Interest Period.

20.
The Additional Term B-1B Facility may be increased by any amount by the execution by any Lender or Additional Lender of one or more Additional Facility Joinder Agreements in substantially the form of this Joinder Agreement (with the same Maturity Date and Applicable Rate as specified in this Joinder Agreement); provided, however, that no such increase shall be permitted if the incurrence of the Indebtedness represented thereby would not otherwise be permitted under Section 2.14 of the Credit Agreement. Following any such increase, references to Additional Term B-1B Facility Lender and Additional Term B-1B Loan shall include Lenders and Loans made under any such Additional Facility Joinder Agreement.

21.	The Original Co-Borrower or the Original Borrower shall pay to the Additional Term B-1B Facility Lenders the fees set forth in the Additional Term B-1B Facility Fee Letter.

22.	This Joinder Agreement is an Additional Facility Joinder Agreement for the purposes of the Credit Agreement.

23.
Each Additional Term B-1B Facility Lender further agrees and acknowledges that notwithstanding Section 2.02 of the Credit Agreement, a Committed Loan Notice in respect of any Borrowing of the Additional Term B-1B Loan shall only be required to be received by the Administrative Agent no later than 1:00 p.m. one Business Day prior to the requested date of such Borrowing.

24.	This Joinder Agreement shall be construed in accordance with and governed by the laws of the State of New York.

25.
This Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Joinder Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[Signature pages follow]

ADDITIONAL TERM B-1B FACILITY LENDERS

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

THE BANK OF NOVA SCOTIA, as Security Trustee

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

Coral-US Co-Borrower LLC, as Borrower

By:     Authorized Signatory
Name:     Authorized Signatory
Title:

Sable International Finance Limited

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

Cable & Wireless Limited

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

Sable Holding Limited

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

CWIGroup Limited

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

Cable & Wireless (West Indies) Limited

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

Cable & Wireless Communications Limited

By:     Authorized Signatory
Name:    Authorized Signatory
Title:

SCHEDULE 1
ADDITIONAL TERM B-1B FACILITY LENDERS AND ADDITIONAL TERM B-1B FACILITY COMMITMENTS

Additional Term B-1B Facility Lender	Additional Term B-1B Facility Commitments
Citibank NA, London	$105,000,000
BNP Paribas Fortis SA/NV	$105,000,000
Goldman Sachs Bank USA	$45,000,000
Royal Bank of Canada	$45,000,000

SCHEDULE 2

FACILITY OFFICE AND ADDRESS FOR NOTICES OF ADDITIONAL TERM B-1B FACILITY LENDERS

CITIBANK NA LONDON

Address: Citibank International Plc Poland Branch
on behalf of Citibank NA London
Loans Operations Department
8 CHALUBINSKIEGO Str.
6th Floor, Warsaw 00-613
Poland

BNP PARIBAS FORTIS SA/NV

Contact: Jérôme Grenier

Address: 150, rue du Faubourg Poissonnière
75010 Paris
France

Telephone: +33 1 40 14 68 30

Email: paris.cib.boci.ca.cfi.castle@bnpparibas.com

GOLDMAN SACHS BANK USA

Contact: Raghu Anand

Address: Peterborough Court, 133 Fleet Street London EC4A 2BB

Telephone: +1 (212) 934 6696

Fax: +44 20 7552 7070

Email: ficc-bankloan-servicing-Ldn@LN.email.gs.com

ROYAL BANK OF CANADA

Address: 20 King Street West,4th Floor
Toronto, Ontario M5H 1C4
Canada

Attention: Loan Administration / Leveraged Finance

Facsimile: (416) 842-4023

SCHEDULE 3

CONDITIONS PRECEDENT TO ADDITIONAL TERM B-1B FACILITY EFFECTIVE DATE

1.	Execution and delivery of this Joinder Agreement by each Loan Party.

2.
Execution and delivery of the Additional Term B-1B Facility Fee Letter by the Mandated Lead Arrangers (as defined therein) and the Underwriters (as defined therein) and acknowledged and agreed by the Original Borrower and the Original Co-Borrower.

3.
Such certified Organization Documents, certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent (acting on the instructions of the Additional Term B-1B Facility Lender) may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Joinder Agreement and the other Loan Documents to which that Loan Party is a party.

4.	An opinion from Ropes & Gray International LLP, Delaware and New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

5.	An opinion from Ropes & Gray International LLP, English law counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

6.	An opinion from Maples and Calder, Cayman law counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

7.	An executed and notarized copy of the amended statement of charge in respect of the Barbados law governed Collateral Documents.

SCHEDULE 4

CONDITIONS PRECEDENT TO FUNDING OF THE ADDITIONAL TERM B-1B LOAN

1.
The Administrative Agent shall have received a duly executed irrevocable Committed Loan Notice in respect of the Additional Term B-1B Loan in accordance with the terms of Section 2.02 of the Credit Agreement (as qualified by Section 23 of this Joinder Agreement).

2.	The other conditions set forth in Section 4.03(b) and (c) of the Credit Agreement shall have been satisfied.

3.	Execution and delivery of an accession deed to the Existing Intercreditor Agreement by each Additional Term B-1B Facility Lender and accepted by the Security Trustee.